Exhibit 4.17

AMENDED AND RESTATED
GENERAL SECURITY AGREEMENT

This Amended and Restated General Security Agreement (“Agreement”) dated as of November 30, 2001, is by and among MAD CATZ, INC., a Delaware corporation (“US Borrower”), and FX UNLIMITED, INC., a Delaware corporation (“FX” and, together with US Borrower, each a “Debtor”, and collectively “Debtors”) and CONGRESS FINANCIAL CORPORATION (CENTRAL), an Illinois corporation, having an office at 150 South Wacker Drive, Suite 2200, Chicago, Illinois 60606, as US Collateral Agent (together with its successors and assigns, “US Collateral Agent”) for itself and the US Lender (as defined below) under the US Loan Agreement (as defined below).

W I T N E S S E T H

WHEREAS, US Borrower and FX executed and delivered that certain General Security Agreement dated as of September 22, 2000 (the “Original Security Agreement”) in favor of US Collateral Agent; and

WHEREAS, Debtors and US Collateral Agent have agreed to amend and restate the Original Security Agreement on the terms set forth in this Agreement;

NOW, THEREFORE, in consideration of the mutual conditions and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

ARTICLE I.    DEFINITIONS

All terms used herein which are defined in Article 1 or Article 9 of the Uniform Commercial Code of Illinois (“UCC”) shall have the meanings given therein unless otherwise defined in this Agreement. All other capitalized terms not defined herein shall have the meaning assigned to them in the US Loan Agreement. All references to the plural herein shall also mean the singular and to the singular shall also mean the plural. All references to Debtors, US Borrower, US Lender, US Collateral Agent or to any other person herein shall include their respective successors and assigns. The words “hereof”, “herein”, “hereunder”, “this Agreement” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not any particular provision of this Agreement and as this Agreement now exists or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced. References herein to any statute or any provision thereof include such statute or provision as amended, revised, re-enacted and/or consolidated from time to time and any successor statute thereto. An Event of Default shall exist or continue or be continuing until such Event of Default is waived in accordance with the applicable agreement. “Canadian Dollars” and the sign “CDN$” mean lawful money of Canada. “US Dollars” and the sign “US$” shall mean lawful money of the United States of America. The word “including” when used in this Agreement shall mean “including, without limitation”. Any accounting term used herein unless otherwise defined in this Agreement shall have the meanings customarily given to such term in accordance with GAAP. For purposes of this Agreement, the following terms shall have the respective meanings given to them below:

1.1  “Accounts” shall mean all present and future rights of Debtors to payment of a monetary obligation, whether or not earned by performance, which is not evidenced by chattel paper or an instrument, (a) for property that has been or is to be sold, leased, licensed, assigned, or otherwise disposed of, (b) for services rendered or to be rendered, (c) for a secondary obligation incurred or to be incurred, or (d) arising out of the use of a credit or charge card or information contained on or for use with the card.

1.2  “Collateral” shall have the meaning set forth in Section 2 hereof.

1.3  “Copyrights” means all of the following now owned or hereafter adopted or acquired by any Debtor: (a) all copyrights and general intangibles of like nature (whether registered or unregistered), all registrations and recordings thereof, and all applications in connection therewith, including all registrations, recordings and applications in the United States Copyright Office or in any similar office or agency of the United States, any state or territory thereof, or any other country or any political subdivision thereof, and (b) all reissues, extensions or renewals thereof.

1.4  “Debtor(s)” shall have the meaning set forth in the Recitals hereto.

1.5  “Equipment” shall mean all of Debtors’ now owned and hereafter acquired equipment, wherever located, including machinery, data processing and computer equipment and computer hardware and software (whether owned or licensed and including embedded software to the extent provided in 9-102(a)(44) of the UCC), vehicles, tools, furniture, fixtures, all attachments, accessions and property now or hereafter affixed thereto or used in connection therewith, and substitutions and replacements thereof, wherever located.

1.6  “Event of Default” shall have the meaning set forth in Section 6.1 hereof.

1.7  “Financing Agreements” shall mean, collectively, the US Loan Agreement, this Agreement and all notes, guarantees, debentures, security agreements, share pledges and other agreements, documents and instruments now or at any time hereafter executed and/or delivered by any Debtor or any Obligor in connection with the US Loan Agreement, as the same now exist or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced.

1.8  “GAAP” shall have the meaning given to said term in the US Loan Agreement.

1.9  “Guarantee” shall mean that certain Guarantee by FX in favor of US Lender dated on or about September 25, 2000, as reaffirmed or otherwise modified from time to time.

1.10  “Information Certificate” shall mean collectively, the “Information Certificate” of each Debtor (as such term is defined in the US Loan Agreement).

1.11  “Inventory” shall mean all of Debtors’ now owned and hereafter existing or acquired goods, wherever located, which (a) are leased by any Debtor as lessor; (b) are held by any Debtor for sale or lease or to be furnished under a contract of service; (c) are furnished by any Debtor under a contract of service; or (d) consist of raw materials, work in process, finished goods or materials used or consumed in any Debtor’s business.

1.12  “Lender” shall mean US Lender and its successors and assigns.

1.13  “MCI” shall mean Mad Catz Interactive, Inc., a corporation existing under the federal laws of Canada.

“Lender” shall mean US Lender and its successors and assigns.

1.14  “Obligations” shall mean any and all obligations, liabilities and indebtedness of every kind, nature and description owing by any or all Debtors to US Collateral Agent, Canadian Collateral Agent and/or US Lender and/or any of their respective affiliates, including principal, interest, charges, fees, costs and expenses, however evidenced, whether as principal, surety, endorser, guarantor or otherwise, whether arising under this Agreement, the US Loan Agreement, any Guarantee, any other Financing Agreement or otherwise, whether now existing or hereafter arising, whether arising before, during or after the initial or any renewal term of this Agreement or after the commencement of any proceeding with respect to any Debtor under the United States Bankruptcy Code, Bankruptcy and Insolvency Act (Canada), the Companies’ Creditors Arrangement Act (Canada) or any similar statute in any jurisdiction (including, without limitation, the payment of interest and other amounts which would accrue and become due but for the commencement of such proceeding), whether direct or indirect, absolute or contingent, joint or several, due or not due, primary or secondary, liquidated or unliquidated, secured or unsecured, and however acquired by US Collateral Agent, Canadian Collateral Agent and/or US Lender.

1.15  “Obligor” shall mean any other guarantor, endorser, acceptor, surety or other person liable on or with respect to the Obligations or who is the owner of any property which is security for the Obligations, other than US Borrower with respect to its obligations under the US Loan Agreement.

1.16  “Patents” means all of the following in which any Debtor now holds or hereafter acquires any interest: (a) all letters patent of the United States or of any other country, all registrations and recordings thereof, and all applications for letters patent of the United States or of any other country, including registrations, recordings and applications in the United States Patent and Trademark Office or in any similar office or agency of the United States, any State, or any other country, and (b) all reissues, continuations, continuations-in-part or extensions thereof.

1.17  “Person” or “person” shall mean any individual, sole proprietorship, partnership, corporation (including, without limitation, any corporation which elects subchapter S status under the Internal Revenue Code of 1986, as amended), business trust, unincorporated association, joint stock corporation, trust, joint venture or other entity or any government or any agency or instrumentality or political subdivision thereof.

1.18  “PPSA” means the Personal Property Security Act (Ontario).

1.19  “Receivables” shall mean all of the following now owned or hereafter arising or acquired property of Debtors: (a) all Accounts; (b) all interest, fees, late charges, penalties, collection fees and other amounts due or to become due or otherwise payable in connection with any Account; (c) all payment intangibles of Debtors and other contract rights, chattel paper, instruments, notes, and other forms of obligations owing to Debtors, whether from the sale and lease of goods or other property, licensing of any property (including general intangibles), rendition of services or from loans or advances by any Debtor or to or for the benefit of any third person (including loans or advances to any affiliates or subsidiaries of any Debtor) or otherwise associated with any Accounts, Inventory or general intangibles of any Debtor (including, without limitation, choses in action, causes of action, tax refunds, tax refund claims, any funds which may become payable to any Debtor in connection with the termination of any employee benefit plan and any other amounts payable to any Debtor from any employee benefit plan, rights and claims against carriers and shippers, rights to indemnification, business interruption insurance and proceeds thereof, casualty or any similar types of insurance and any proceeds thereof and proceeds of insurance covering the lives of employees on which any Debtor is a beneficiary).

1.20  “Records” shall mean all of Debtors’ present and future books of account of every kind or nature, purchase and sale agreements, invoices, ledger cards, bills of lading and other shipping evidence, statements, correspondence, memoranda, credit files and other data relating to the Collateral or any account debtor, together with the tapes, disks, diskettes and other data and software storage media and devices, file cabinets or containers in or on which the foregoing are stored (including any rights of Debtors with respect to the foregoing maintained with or by any other person).

1.21  “Subsidiary Debtors” means all Debtors now or hereafter a party to this Agreement other than the US Borrower.

1.22  “Trademarks” means all of the following now owned or hereafter existing or adopted or acquired by any Debtor: (a) all trademarks, trade names, corporate names, business names, trade styles, service marks, logos, other source or business identifiers, prints and labels on which any of the foregoing have appeared or appear, designs and general intangibles of like nature (whether registered or unregistered), all registrations and recordings thereof, and all applications in connection therewith, including registrations, recordings and applications in the United States Patent and Trademark Office or in any similar office or agency of the United States, any state or territory thereof, or any other country or any political subdivision thereof; (b) all reissues, extensions or renewals thereof; and (c) all goodwill associated with or symbolized by any of the foregoing.

1.23  “US Borrower” shall have the meaning set forth in the Recitals hereto.

1.24  “US Collateral Agent” shall have the meaning set forth in the Recitals hereto

1.25  “US Lender” shall mean Congress Financial Corporation (Central) and its successors and assigns.

1.26  “US Loan Agreement” shall mean that certain Amended and Restated Loan Agreement of even date herewith among US Lender and the US Borrower, as the same may be amended, modified, supplemented, extended, renewed or replaced.

ARTICLE II.    GRANT AND PERFECTION OF SECURITY INTEREST

2.1  Grant of Security Interest.    To secure payment and performance of all Obligations, each Debtor hereby grants to US Collateral Agent for its benefit and the benefit of the Lender a continuing security interest in, a lien upon, and a right of set off against, and hereby assigns to US Collateral Agent for its benefit and the benefit of the Lender as security, all of the following personal property of such Debtor, whether now owned or hereafter acquired or existing, and wherever located (collectively, “Collateral”):

(a)  Accounts;

(b)  all present and future contract rights, general intangibles (including, but not limited to, tax and duty refunds, registered and unregistered Patents, Trademarks, Copyrights, applications for the foregoing, trade secrets, goodwill, processes, drawings, blueprints, customer lists, licenses, whether as licensor or licensee, choses in action and other claims and existing and future leasehold interests in equipment and fixtures), investment property (including securities, whether certificated or uncertificated, securities accounts, security entitlements, commodity contracts or commodity accounts), chattel paper (including all tangible and electronic chattel paper), documents, instruments (including all promissory notes), letter of credit rights, bankers’ acceptances and guaranties (collectively “Intangibles”); provided, that Intangibles shall not include any such property where the grant of a security interest therein by Debtor is prohibited by applicable law or by the terms of any contract, agreement, instrument or indenture granting and/or governing such Intangibles (“Applicable Agreement”) without the consent of any other party thereto or would give any other party to any such Applicable Agreement the right to terminate its obligations or Debtor’s rights thereunder unless, in any such case, all necessary consents to such grant of a security interest have been obtained from the other parties thereto; provided further, that the foregoing limitation shall not affect, limit, restrict or impair the grant by such Debtor of a security interest in any Account or any money or other amounts due or to become due under any such Applicable Agreement;

(c)  all present and future monies, securities, credit balances, deposits, deposit accounts and other property of such Debtor now or hereafter held or received by or in transit to US Collateral Agent, Lender or its affiliates or at any other depository or other institution from or for the account of such Debtor whether for safekeeping, pledge, custody, transmission, collection or otherwise, and all present and future supporting obligations, liens, security interests, rights, remedies, title and interest in, to and in respect of Receivables and other Collateral, including, without limitation, (a) rights and remedies under or relating to guaranties, contracts of suretyship, letters of credit and credit and other insurance related to the Collateral, (b) rights of stoppage in transit, replevin, repossession, reclamation and other rights and remedies of an unpaid vendor, lienor or secured party, (c) goods described in invoices, documents, contracts or instruments with respect to, or otherwise representing or evidencing, Receivables or other Collateral, including, without limitation, returned, repossessed and reclaimed goods, and (d) deposits by and property of account debtors or other persons securing the obligations of account debtors;

(d)  all goods, including, without limitation, Inventory and Equipment;

(e)  all commercial tort claims;

(f)  to the extent not otherwise described above, all Receivables;

(g)  Records; and

(h)  all products and proceeds of the foregoing, in any form, including, without limitation, insurance proceeds and any claims against third parties for loss or damage to or destruction or other involuntary conversion of any kind or nature of any or all of the foregoing.

2.2  Perfection of Security Interests.    Each Debtor authorizes US Collateral Agent (or its agent) to file at any time and from time to time such financing statements with respect to the Collateral naming US Collateral Agent or its designee as the secured party and such Debtor as debtor, as US Collateral Agent may require, and including any other information with respect to such Debtor or otherwise required by Article 9 of the Uniform Commercial Code of such jurisdiction as US Collateral Agent may determine, together with any amendment and continuations with respect thereto, which authorization shall apply to all financing statements filed on, prior to or after the date hereof. Each Debtor hereby ratifies and approves all financing statements naming US Collateral Agent or its designee as secured party and such Debtor as debtor with respect to the Collateral (and any amendments with respect to such financing statements) filed by or on behalf of US Collateral Agent prior to the date hereof and ratifies and confirms the authorization of US Collateral Agent to file such financing statements (and amendments, if any). Each Debtor hereby authorizes US Collateral Agent to adopt on behalf of such Debtor any symbol required for authenticating any electronic filing. In the event that the description of the collateral in any financing statement naming US Collateral Agent or its designee as the secured party and any Debtor as debtor includes assets and properties of any Debtor that do not at any time constitute Collateral, whether hereunder, under any of the other Financing Agreements or otherwise, the filing of such financing statement shall nonetheless be deemed authorized by such Debtor to the extent of the Collateral included in such description and it shall not render the financing statement ineffective as to any of the Collateral or otherwise affect the financing statement as it applies to any of the Collateral. In no event shall any Debtor at any time file, or permit or cause to be filed, any correction statement or termination statement with respect to any financing statement (or amendment or continuation with respect thereto) naming US Collateral Agent or its designee as secured party and such Debtor as debtor, except as expressly permitted by the applicable Uniform Commercial Code.

ARTICLE III.    COLLATERAL COVENANTS

3.1  Accounts Covenants.

(a)  US Collateral Agent shall have the right at any time or times, in US Collateral Agent’s name or in the name of a nominee of US Collateral Agent, to verify the validity, amount or any other matter relating to any Account or other Collateral, by mail, telephone, facsimile transmission or otherwise.

(b)  At the request of US Collateral Agent, each Debtor shall deliver or cause to be delivered to US Collateral Agent, with appropriate endorsement and assignment, with full recourse to Debtor, all chattel paper and instruments which such Debtor now owns or may at any time acquire immediately upon such Debtor’s receipt thereof.

(c)  US Collateral Agent may, at any time or times that an Event of Default exists or has occurred and is continuing, (i) notify any or all account debtors that the Accounts have been assigned to US Collateral Agent and that US Collateral Agent has a security interest therein and US Collateral Agent may direct any or all accounts debtors to make payment of Accounts directly to US Collateral Agent, (ii) extend the time of payment of, compromise, settle or adjust for cash, credit, return of merchandise or otherwise, and upon any terms or conditions, any and all Accounts or other obligations included in the Collateral and thereby discharge or release the account debtor or any other party or parties in any way liable for payment thereof without affecting any of the Obligations, (iii) demand, collect or enforce payment of any Accounts or such other obligations, but without any duty to do so, and neither US Collateral Agent nor Lender shall be liable for its failure to collect or enforce the payment thereof nor for the negligence of its agents or attorneys with respect thereto and (iv) take whatever other action US Collateral Agent may deem necessary or desirable for the protection of its interests. At any time that an Event of Default exists or has occurred and is continuing, at US Lender’s or US Collateral Agent’s request, all invoices and statements sent to any account debtor shall state that the Accounts and such other obligations have been assigned to US Collateral Agent and are payable directly and only to US Collateral Agent, and Debtors shall deliver to US Collateral Agent such originals of documents evidencing the sale and delivery of goods or the performance of services giving rise to any Accounts as US Collateral Agent may require.

3.2  Inventory Covenants.    With respect to the Inventory: (a) each Debtor shall at all times maintain inventory records reasonably satisfactory to US Collateral Agent, keeping correct and accurate records itemizing and describing the kind, type, quality and quantity of Inventory, such Debtor’s cost therefor and daily withdrawals therefrom and additions thereto; (b) each Debtor shall conduct a physical count of the Inventory at least once each year, but at any time or times as US Collateral Agent may request while Event of Default has occurred and is continuing, and promptly following such physical counts shall supply US Collateral Agent with a report in the form and with such specificity as may be reasonably satisfactory to US Collateral Agent concerning such physical counts; (c) no Debtor shall remove any Inventory from the locations set forth on the Information Certificate or otherwise permitted herein or in the US Loan Agreement, without the prior written consent of US Collateral Agent, except for sales of Inventory in the ordinary course of such Debtor’s business or as provided in the US Loan Agreement and except to move Inventory (i) directly from one location set forth or permitted herein to another such location or (ii) to an outside processor for processing; (d) upon US Collateral Agent’s request, each Debtor shall, at its expense, no more than once in any twelve (12) month period, but at any time or times as US Collateral Agent may request while Event of Default has occurred and is continuing, deliver or cause to be delivered to US Collateral Agent written reports or appraisals as to the Inventory in form, scope and methodology acceptable to US Collateral Agent and by an appraiser acceptable to US Collateral Agent, addressed to US Collateral Agent or upon which US Collateral Agent is expressly permitted to rely; (e) each Debtor shall produce, use, store and maintain the Inventory, with all reasonable care and caution and in accordance with applicable standards of any insurance and in conformity with applicable laws (including, but not limited to, the requirements of the Federal Fair Labor Standards Act of 1938, as amended and all rules, regulations and orders related thereto); (f) each Debtor assumes all responsibility and liability arising from or relating to the production, use, sale or other disposition of the Inventory; (g) no Debtor shall sell Inventory to any customer on approval, or any other basis which entitles the customer to return or may obligate any Debtor to repurchase such Inventory except as may be otherwise permitted by the US Loan Agreement; (h) each Debtor shall keep the Inventory in good and marketable condition; and (i) no Debtor shall, without prior written notice to US Collateral Agent, acquire or accept any Inventory on consignment or approval except as may be permitted by the US Loan Agreement.

3.3  Equipment Covenants.    With respect to the Equipment: (a) each Debtor shall, at its expense, at any time or times as US Collateral Agent may request while an Event of Default has occurred and is continuing, deliver or cause to be delivered to US Collateral Agent written reports or appraisals as to the Equipment in form, scope and methodology acceptable to US Collateral Agent and by appraiser acceptable to US Collateral Agent; (b) each Debtor shall keep the Equipment in good order, repair, running and marketable condition (ordinary wear and tear excepted); (c) each Debtor shall use the Equipment with all reasonable care and caution and in accordance with applicable standards of any insurance and in material conformity with all applicable laws; (d) Equipment is and shall be used in Debtors’ businesses and not for personal, family, household or farming use; (e) no Debtor shall remove any Equipment from the locations set forth on the Information Certificate, except to the extent provided in the US Loan Agreement or necessary to have any Equipment repaired or maintained in the ordinary course of the business of such Debtor or to move Equipment directly from one location set forth on the Information Certificate to another such location and except for the movement of motor vehicles used by or for the benefit of such Debtor in the ordinary course of business; (f) the Equipment is now and shall remain personal property and no Debtor shall permit any of the Equipment to be or become a part of or affixed to real property; and (g) each Debtor assumes all responsibility and liability arising from the use of the Equipment.

3.4  [Intentionally Deleted].

3.5  Power of Attorney.    Each Debtor hereby irrevocably designates and appoints US Collateral Agent (and all persons designated by US Collateral Agent) as such Debtor’s true and lawful attorney-in-fact, and authorizes US Collateral Agent, in such Debtor’s or US Collateral Agent’s name, to: (a) at any time an Event of Default exists or has occurred and is continuing (i) demand payment on Accounts or other proceeds of Inventory or other Collateral, (ii) enforce payment of Accounts by legal proceedings or otherwise, (iii) exercise all of such Debtor’s rights and remedies to collect any Account or other Collateral, (iv) sell or assign any Account upon such terms, for such amount and at such time or times as the US Collateral Agent deems advisable, (v) settle, adjust, compromise, extend or renew an Account, (vi) discharge and release any Account, (vii) prepare, file and sign such Debtor’s name on any proof of claim in bankruptcy or other similar document against an account debtor, (viii) notify the post office authorities to change the address for delivery of such Debtor’s mail to an address designated by US Collateral Agent, and open and thereafter deliver to Debtor all mail addressed to such Debtor, and (ix) do all acts and things which are necessary, in US Collateral Agent’s determination, to fulfill such Debtor’s obligations under this Agreement and the other Financing Agreements and (b) at any time to (i) take control in any manner of any item of payment or proceeds thereof, (ii) have access to any lockbox or postal box into which such Debtor’s mail is deposited, (iii) endorse such Debtor’s name upon any items of payment or proceeds thereof and deposit the same in the US Collateral Agent’s account for application to the Obligations in accordance with the US Loan Agreement, (iv) endorse such Debtor’s name upon any chattel paper, document, instrument, invoice, or similar document or agreement relating to any Account or any goods pertaining thereto or any other Collateral, (v) sign such Debtor’s name on any verification of Accounts and notices thereof to account debtors and (vi) execute in such Debtor’s name and file any UCC, PPSA or other financing statements or amendments thereto. Each Debtor hereby releases US Collateral Agent, Lender and their respective officers, employees and designees from any liabilities arising from any act or acts under this power of attorney and in furtherance thereof, whether of omission or commission, except as a result of US Collateral Agent’s or Lender’s (and their respective officers, employees and designees) own gross negligence or willful misconduct as determined pursuant to a final non-appealable order of a court of competent jurisdiction.

3.6  Right to Cure.    US Collateral Agent may at its option (a) cure any default by such Debtor under any agreement with a third party or pay or bond on appeal any judgment entered against any Debtor, (b) discharge taxes, liens, security interests or other encumbrances at any time levied on or existing with respect to the Collateral that are not permitted to exist under the US Loan Agreement; and (c) pay any amount, incur any expense or perform any act which, in US Collateral Agent’s judgment, is necessary or appropriate to preserve, protect, insure or maintain the Collateral and the rights of US Collateral Agent with respect thereto. US Collateral Agent may add any amounts so expended to the Obligations and charge such Debtor’s account therefor, such amounts to be repayable by Debtors on demand. US Collateral Agent shall be under no obligation to effect such cure, payment or bonding and shall not, by doing so, be deemed to have assumed any obligation or liability of any Debtor. Any payment made or other action taken by US Collateral Agent under this Section shall be without prejudice to any right to assert an Event of Default hereunder and to proceed accordingly.

3.7  Access to Premises.    From time to time as requested by US Collateral Agent, at the cost and expense of Debtors, (a) US Collateral Agent or its designee shall have complete access to all of Debtors’ premises during normal business hours and after reasonable notice to the applicable Debtor, or at any time and without notice to any Debtor if an Event of Default exists or has occurred and is continuing, for the purposes of inspecting, verifying, appraising and auditing the Collateral and all of Debtors’ books and records, including, without limitation, the Records, and (b) each Debtor shall promptly furnish to US Collateral Agent such copies of such books and records or extracts therefrom as US Collateral Agent may request, and (c) US Collateral Agent may use during normal business hours such of any Debtor’s personnel, equipment, supplies and premises as may be reasonably necessary for the foregoing and if an Event of Default exists or has occurred and is continuing for the collection of Accounts and realization of other Collateral.

ARTICLE IV.    REPRESENTATIONS AND WARRANTIES

Each Debtor hereby represents and warrants to US Collateral Agent the following (which shall survive the execution and delivery of this Agreement):

4.1  US Loan Agreement.    Each of the representations and/or warranties contained in the US Loan Agreement as it applies to it (in its capacity in the US Loan Agreement as Obligor) is true and correct in all material respects.

4.2  Survival of Warranties; Cumulative.    All representations and warranties contained in or incorporated into this Agreement or any of the other Financing Agreements to which any

Debtor is a party shall survive the execution and delivery of this Agreement and shall be deemed to have been made again to US Collateral Agent and each Lender on the date of each additional borrowing or other credit accommodation under the US Loan Agreement except with respect to, and to the extent that, such representations and warranties are expressly made as of a particular date or there are changes with respect to the matters referenced in such representations and warranties after the date hereof that do not and will not otherwise cause a default or Event of Default hereunder and such representations and warranties shall be conclusively presumed to have been relied on by US Collateral Agent and Lender regardless of any investigation made or information possessed by US Collateral Agent and/or Lender. The representations and warranties set forth herein shall be cumulative and in addition to any other representations or warranties which any Debtor shall now or hereafter give, or cause to be given, to US Collateral Agent and/or Lender.

ARTICLE V.    AFFIRMATIVE AND NEGATIVE COVENANTS

5.1  US Loan Agreement Covenants.    Each Debtor hereby agrees and covenants to comply with each and every agreement and covenant that applies to it (in its capacity in the US Loan Agreement as an Obligor) in the US Loan Agreement (“US Covenants”) as though set forth fully herein; provided, that solely for purposes of application to the Subsidiary Debtors, each reference to “Borrower” in the US Covenants shall be deemed to include a reference to each Subsidiary Debtor; further, that notwithstanding anything in the US Covenants to the contrary, each Subsidiary Debtor shall be permitted to declare and pay dividends and distributions to US Borrower or MCI, as the case may be.

5.2  Further Assurances.    At the request of US Collateral Agent at any time and from time to time, each Debtor shall, at its expense, at any time or times duly execute and deliver, or cause to be duly executed and delivered, such further agreements, documents and instruments, and do or cause to be done such further acts as may be necessary or proper to evidence, perfect, maintain and enforce the security interests and the priority thereof in the Collateral and to otherwise effectuate the provisions or purposes of this Agreement or any of the other Financing Agreements to which such Debtor is a party. Where permitted by law, each Debtor hereby authorizes US Collateral Agent to execute and file one or more UCC, PPSA and other financing statements signed only by US Collateral Agent.

ARTICLE VI.    EVENTS OF DEFAULT AND REMEDIES

6.1  Events of Default.    The occurrence or existence of any Event of Default under the US Loan Agreement is referred to herein individually as an “Event of Default”, and collectively as “Events of Default”.

6.2  Remedies.

(a)  At any time an Event of Default exists or has occurred and is continuing, US Collateral Agent and Lender shall have all rights and remedies provided in this Agreement, the other Financing Agreements, the UCC, PPSA and other applicable law, all of which rights and remedies may be exercised without notice to or consent by any Debtor or any Obligor, except as such notice or consent is expressly provided for hereunder or required by applicable law. All rights, remedies and powers granted to US Collateral Agent and/or Lender hereunder, under any of the other Financing Agreements, the UCC, PPSA or other applicable law, are cumulative, not exclusive and enforceable, in US Collateral Agent’s and/or Lender’s discretion, alternatively, successively, or concurrently on any one or more occasions, and shall include, without limitation, the right to apply to a court of equity for an injunction to restrain a breach or threatened breach by any Debtor of this Agreement or any of the other Financing Agreements to which such Debtor is a party. US Collateral Agent or Lender may, at any time or times, proceed directly against any Debtor or any Obligor to collect the Obligations without prior recourse to the Collateral or any collateral at any time granted by MCI or any Obligor to US Lender, Canadian Collateral Agent or US Collateral Agent.

(b)  Without limiting the foregoing, at any time an Event of Default exists or has occurred and is continuing, US Collateral Agent and/or Lender may, in its discretion and without limitation, (i) accelerate the payment of all Obligations and demand immediate payment thereof to US Collateral Agent and/or Lender (provided, that, upon the occurrence of any Event of Default described in Sections 9.1(g) and 9.1(h) of the US Loan Agreement, all Obligations shall automatically become immediately due and payable), (ii) with or without judicial process or the aid or assistance of others, enter upon, use and occupy any premises on or in which any of the Collateral may be located and take possession of the Collateral, preserve the Collateral or its value, complete processing, manufacturing and repair of all or any portion of the Collateral and carry on the business of any Debtor, (iii) require any Debtor, at such Debtor’s expense, to assemble and make available to US Collateral Agent any part or all of the Collateral at any place and time designated by US Collateral Agent, (iv) collect, foreclose, receive, appropriate, setoff and realize upon any and all Collateral, (v) remove any or all of the Collateral from any premises on or in which the same may be located for the purpose of effecting the sale, foreclosure or other disposition thereof or for any other purpose, (vi) sell, lease, transfer, assign, deliver or otherwise dispose of any and all Collateral (including entering into contracts with respect thereto, public or private sales at any exchange, broker’s board, at any office of US Collateral Agent or elsewhere) at such prices or terms as US Collateral Agent may deem reasonable, for cash, upon credit or for future delivery, with the US Collateral Agent or Lender having the right to purchase the whole or any part of the Collateral at any such public sale, all of the foregoing being free from any right or equity of redemption of each Debtor, which right or equity of redemption is hereby expressly waived and released by each Debtor to the extent permitted by applicable law, (vii) borrow money and use the Collateral directly or indirectly in carrying on any Debtor’s business or as security for loans, or advances for any such purpose, (viii) grant extensions of time and other indulgences, take and give up security, accept compositions, grant releases and discharges, and otherwise deal with any Debtor, debtors of any Debtor, sureties and others as US Collateral Agent may see fit without prejudice to the liability of any Debtor or US Collateral Agent’s right to hold and realize the security interest created under this Agreement, and (ix) terminate the US Loan Agreement. If any of the Collateral is sold or leased by US Collateral Agent upon credit terms or for future delivery, the Obligations shall not be reduced as a result thereof until payment therefor is finally collected by US Collateral Agent and/or Lender. Subject to applicable law, if notice of disposition of Collateral is required by law, ten (10) days prior notice by US Collateral Agent to the applicable Debtor designating the time and place of any public sale or the time after which any private sale or other intended disposition of Collateral is to be made, shall be deemed to be reasonable notice thereof and each Debtor waives any other notice. In the event US Collateral Agent institutes an action to recover any Collateral or seeks recovery of any Collateral by way of prejudgment remedy, each Debtor waives the posting of any bond which might otherwise be required.

(c)  At any time after an Event of Default has occurred and is continuing, US Collateral Agent may apply the cash proceeds of Collateral actually received by US Collateral Agent from any sale, lease, foreclosure or other disposition of the Collateral to payment of the Obligations, in whole or in part and in such order as US Collateral Agent may elect, whether or not then due. Each Debtor shall remain liable to US Collateral Agent and Lender for the payment of any deficiency with interest at the highest rate provided for in the US Loan Agreement and all costs and expenses of collection or enforcement, including legal fees and expenses.

(d)  US Collateral Agent may, to the extent allowed by law, appoint, remove and reappoint any person or persons, including an employee or agent of US Collateral Agent to be a receiver (“Receiver”) which term shall include a receiver and manager of, or agent for, all or any part of the Collateral. Any such Receiver shall, as far as concerns responsibility for his acts, be deemed to be the agent of Debtors and not of US Collateral Agent or Lender, and neither US Collateral Agent nor Lender shall in any way be responsible for any misconduct, negligence or non feasance of such Receiver, his employees or agents. Except as otherwise directed by US Collateral Agent, all money received by such Receiver shall be received in trust for and paid to US Collateral Agent. Such Receiver shall have all of the powers and rights of US Collateral Agent described in this Section 6.2. US Lender and US Collateral Agent, as applicable, may, either directly or through their agents or nominees, exercise any or all powers or rights of a Receiver.

(e)  Debtors shall pay all costs, charges and expense incurred by US Collateral Agent, Lender or any Receiver, whether directly or for services rendered (including costs of counsel, auditors costs, other legal expenses and Receiver remuneration), in enforcing this Agreement and in enforcing or collecting Obligations and all such expenses together with any money owing as a result of any borrowing permitted hereby shall be a charge on the proceeds of realization and shall be secured hereby.

ARTICLE VII.    JURY TRIAL WAIVER; OTHER WAIVERS AND CONSENTS; GOVERNING LAW

7.1  Governing Law; Choice of Forum; Service of Process; Jury Trial Waiver.

(a)  The validity, interpretation and enforcement of this Agreement and any dispute arising out of the relationship between Debtors and US Collateral Agent hereunder, whether in contract, tort, equity or otherwise, shall be governed by the internal laws of the State of Illinois (without giving effect to principles of conflicts of law).

(b)  Each Debtor and US Collateral Agent irrevocably consent and submit to the non-exclusive jurisdiction of the Illinois State courts located in Cook County, Illinois, the United States District Court for the Northern District of Illinois and waive any objection based on venue or forum non conveniens of such court with respect to any action instituted therein arising under this Agreement or any of the other Financing Agreements or in any way connected or related or incidental to the dealings of any Debtor and US Collateral Agent in respect of this Agreement or the other Financing Agreements or the transactions related hereto or thereto, in each case whether now existing or hereafter arising, and whether in contract, tort, equity or otherwise, and agree that any dispute with respect to any such matters shall be heard only in the courts described above (except that US Collateral Agent shall have the right to bring any action or proceeding against any Debtor or its property in the courts of any other jurisdiction which US Collateral Agent deems necessary or appropriate in order to realize on the Collateral or to otherwise enforce its rights against any Debtor or its property).

(c)  Each Debtor hereby waives personal service of any and all process upon it and consents that all such service of process may be made by registered or certified mail (return receipt requested) directed to its address set forth on the signature pages hereof and service so made shall be deemed to be completed five (5) days after the same shall have been so deposited in the U.S. or Canadian mails, as applicable or, at US Collateral Agent’s option, by service upon any Debtor in any other manner provided under the rules of any such courts. Within thirty (30) days after such service, each applicable Debtor shall appear in answer to such process, failing which such Debtor shall be deemed in default and judgment may be entered by US Collateral Agent against such Debtor for the amount of the claim and other relief requested.

(d)  EACH DEBTOR AND US COLLATERAL AGENT HEREBY WAIVE ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION (i) ARISING UNDER THIS AGREEMENT OR ANY OF THE OTHER FINANCING AGREEMENTS OR (ii) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF ANY DEBTOR AND US COLLATERAL AGENT IN RESPECT OF THIS AGREEMENT, ANY OF THE OTHER FINANCING AGREEMENTS OR THE TRANSACTIONS RELATED HERETO OR THERETO IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY OR OTHERWISE. EACH DEBTOR AND US COLLATERAL AGENT EACH HEREBY AGREE AND CONSENT THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT DEBTOR OR US COLLATERAL AGENT MAY FILE AN ORIGINAL COUNTERPART OF A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF EACH DEBTOR AND US COLLATERAL AGENT TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

(e)  Neither US Collateral Agent nor Lender shall have any liability to any Debtor (whether in tort, contract, equity or otherwise) for losses suffered by any Debtor in connection with, arising out of, or in any way related to the transactions or relationships contemplated by this Agreement, or any act, omission or event occurring in connection herewith, unless it is determined by a final and non-appealable judgment or court order binding on US Collateral Agent or Lender that the losses were the result of acts or omissions constituting gross negligence or willful misconduct. In any such litigation, US Collateral Agent and Lender shall be entitled to the benefit of the rebuttable presumption that they acted in good faith and with the exercise of ordinary care in the performance by them of the terms of this Agreement and the other Financing Agreements.

(f)  Each Debtor hereby expressly waives all rights of notice and hearing of any kind prior to the exercise of rights by the US Collateral Agent or Lender while an Event of Default has occurred and is continuing to repossess the Collateral with judicial process or to replevy, attach or levy upon the Collateral or other security for the Obligations. Each Debtor waives the posting of any bond otherwise required of US Collateral Agent or Lender in connection with any judicial process or proceeding to obtain possession of, replevy, attach or levy upon the Collateral or other security for the Obligations, to enforce any judgment or other court order entered in favor of US Collateral Agent or Lender, or to enforce by specific performance, temporary restraining order, preliminary or permanent injunction, this Agreement or any other Financing Agreement between Debtors and US Collateral Agent and/or Lender.

7.2  Waiver of Notices.    Each Debtor hereby expressly waives demand, presentment, protest and notice of protest and notice of dishonour with respect to any and all instruments and commercial paper, included in or evidencing any of the Obligations or the Collateral, and any and all other demands and notices of any kind or nature whatsoever with respect to the Obligations, the Collateral and this Agreement, except such as are expressly provided for herein or in any other Financing Agreement to which such Debtor is a party. No notice to or demand on any Debtor which US Collateral Agent may elect to give shall entitle any Debtor to any other or further notice or demand in the same, similar or other circumstances.

7.3  Amendments and Waivers.    Neither this Agreement nor any provision hereof shall be amended, modified, waived or discharged orally or by course of conduct, but only by a written agreement signed by an authorized officer of US Collateral Agent and, as to amendments or modifications, also signed by the Debtors. US Collateral Agent shall not, by any act, delay, omission or otherwise be deemed to have expressly or impliedly waived any of its rights, powers and/or remedies unless such waiver shall be in writing and signed by an authorized officer of US Collateral Agent. Any such waiver shall be enforceable only to the extent specifically set forth therein. A waiver by US Collateral Agent of any right, power and/or remedy on any one occasion shall not be construed as a bar to or waiver of any such right, power and/or remedy which US Collateral Agent would otherwise have on any future occasion, whether similar in kind or otherwise.

7.4  Waiver of Counterclaims.    Each Debtor waives all rights to interpose any claims, deductions, setoffs or counterclaims of any nature (other then compulsory counterclaims) in any action or proceeding with respect to this Agreement, the Obligations, the Collateral or any matter arising therefrom or relating hereto or thereto.

7.5  Indemnification.    Each Debtor shall indemnify and hold US Collateral Agent, Lender, and their respective directors, agents, employees and counsel (each an “Indemnified Party”), harmless from and against any and all losses, claims, damages, liabilities, costs or expenses (“Indemnified Amounts”) imposed on, incurred by or asserted against any of them in connection with any litigation, investigation, claim or proceeding commenced or threatened related to the negotiation, preparation, execution, delivery, enforcement, performance or administration of this Agreement, any other Financing Agreements, or any undertaking or proceeding related to any of the transactions contemplated hereby or any act, omission, event or transaction related or attendant thereto, including, without limitation, amounts paid in settlement, court costs, and the fees and expenses of counsel, provided that Debtors shall have no obligation hereunder for any matter resulting from the negligence or willful misconduct of US Collateral Agent, Lender or their respective directors, agents, employees and counsel. To the extent that the undertaking to indemnify, pay and hold harmless set forth in this Section may be unenforceable because it violates any law or public policy, Debtors shall pay the maximum portion which it is permitted to pay under applicable law to US Collateral Agent or Lender in satisfaction of indemnified matters under this Section. The foregoing indemnity shall survive the payment of the Obligations, the termination of this Agreement and the termination or non-renewal of the US Loan Agreement. All of the foregoing costs and expenses shall be part of the Obligations and secured by the Collateral.

ARTICLE VIII.    MISCELLANEOUS

8.1  Notices.    All notices, requests and demands hereunder shall be in writing and (a) made to US Collateral Agent at the address set forth below and to each applicable Debtor at its chief executive office set forth below, or to such other address as either party may designate by written notice to the other in accordance with this provision, and (b) deemed to have been given or made: if delivered in person, immediately upon delivery; if by telex, telegram or facsimile transmission, immediately upon sending and upon confirmation of receipt; if by nationally recognized overnight courier service with instructions to deliver the next Business Day, one (1) Business Day after sending; and if by registered or certified mail, return receipt requested, five (5) days after mailing. If notice has been sent by prepaid registered mail and before the fifth Business Day after the mailing there is a discontinuance or interruption of regular postal service so that such notice cannot reasonably be expected to be delivered within five (5) Business Days after the mailing, such notice will be deemed to have been given when it is actually received.

8.2  Judgment Currency.    To the extent permitted by applicable law, the obligations of any Debtor in respect of any amount due under this Agreement and the other Financing Agreements to which such Debtor is a party shall, notwithstanding any payment in any other currency (“Other Currency”) (whether pursuant to a judgment or otherwise), be discharged only to the extent of the amount in the currency in which it is due (“Agreed Currency”) that US Lender may, in accordance with normal banking procedures, purchase with the sum paid in the Other Currency (after any premium and costs of exchange) on the Business Day immediately after the day on which US Lender receives the payment. If the amount in the Agreed Currency that may be so purchased for any reason falls short of the amount originally due, each Debtor shall pay all additional amounts, in the Agreed Currency, as may be necessary to compensate for the shortfall. Any obligation of any Debtor not discharged by that payment shall, to the extent permitted by applicable law, be due as a separate and independent obligation and, until discharged as provided in this Section, continue in full force and effect.

8.3  Partial Invalidity.    If any provision of this Agreement is held to be invalid or unenforceable, such invalidity or unenforceability shall not invalidate this Agreement as a whole, but this Agreement shall be construed as though it did not contain the particular provision held to be invalid or unenforceable and the rights and obligations of the parties shall be construed and enforced only to such extent as shall be permitted by applicable law. Each Debtor acknowledges and agrees that this Agreement is not intended to limit or restrict in any way the rights and remedies of US Collateral Agent and/or Lender under the US Loan Agreement and the other

Financing Agreements but rather is intended to facilitate the exercise of such rights and remedies.

8.4  Successors.    This Agreement shall be binding upon each Debtor and its successors and assigns and inure to the benefit of and be enforceable by US Collateral Agent and its successors and assigns, except that no Debtor may assign its rights under this Agreement, the other Financing Agreements and any other document referred to herein or therein without the prior written consent of US Collateral Agent to which it is a party.

8.5  Entire Agreement.    This Agreement, the other Financing Agreements, any supplements hereto or thereto, and any instruments or documents delivered or to be delivered in connection herewith or therewith represents the entire agreement and understanding concerning the subject matter hereof and thereof between the parties hereto, and supersede all other prior agreements, understandings, negotiations and discussions, representations, warranties, commitments, proposals, offers and contracts concerning the subject matter hereof, whether oral or written.

8.6  Loan Agreement to Govern.    In case of conflict between the terms of this Agreement and the US Loan Agreement, the terms of the US Loan Agreement shall prevail.

8.7  Headings.    The division of this Agreement into sections and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation of this Agreement.

8.8  Acknowledgment.    Each Debtor acknowledges receipt of a copy of this Agreement.

8.9  Facsimile.    This Agreement may be executed and delivered by facsimile transmission and Lender and US Collateral Agent may rely on all such facsimile signatures as though such facsimile signatures were original signatures.

[SIGNATURE PAGE TO FOLLOW]

IN WITNESS WHEREOF, each Debtor and US Collateral Agent have caused this agreement to be duly executed as of the day and year first above written.

DEBTORS MAD CATZ, INC., a Delaware corporation

By:	/s/ DARREN RICHARDSON
Title: President and Chief Operating Officer

Chief Executive Office 7480 Mission Valley Road Suite 101 SanDiego, CA 92108

FX UNLIMITED, INC., a Delaware corporation

By:	/s/ DARREN RICHARDSON
Title: President and Chief Operating Officer

Chief Executive Office 7480 Mission Valley Road Suite 101 SanDiego, CA 92108

US COLLATERAL AGENT CONGRESS FINANCIAL CORPORATION (Central), an Illinois corporation

By:	/s/ HARRY ROSENFELD
Title: Vice President

Address:

150 South Wacker Drive, Suite 2200
Chicago, Illinois 60606
Telephone: (312) 332-0420
Facsimile: (312) 332-0424

With a copy to:

141 Adelaide Street West, Suite 1500
Toronto, Canada M5H 3L9
Telephone: (416) 364-6095
Facsimile: (416) 364-6068